Exhibit 99.2

THE HOUSTON EXPLORATION COMPANY
Press Release
Houston Exploration Reports 2005 Results
Houston, Texas — March 1, 2006 — The Houston Exploration Company (NYSE: THX) today reported full-year 2005 net income of $105.2 million, or $3.62 per diluted share. This compares with $162.8 million of net income, or $5.44 per diluted share, reported in 2004. Cash from operations before changes in operating assets and liabilities (a non-GAAP measure that is defined and reconciled in the table below) totaled $469.6 million in 2005 compared with 2004’s $500.5 million.
Year-end 2005 proved reserves totaled a record 861 billion cubic feet of natural gas equivalent (Bcfe), up 9 percent from 2004. Total production for 2005 was 114.3 Bcfe, or 313 million cubic feet of natural gas equivalent per day (MMcfe/d), down from the 124.0 Bcfe, or 339 MMcfe/d reported in 2004. This decline was primarily due to production shut-ins and delays associated with last fall’s hurricanes in the Gulf of Mexico which impacted the company’s annual production volume by 10.6 Bcfe, or approximately 30 MMcfe/d.
The company’s average natural gas sales price for 2005 was $7.71 per thousand cubic feet (Mcf), compared to $5.78 per Mcf in 2004, an increase of 33 percent. After accounting for all hedging activities, the company’s average realized price for 2005 natural gas sales was $5.21 per Mcf up from $5.17 per Mcf reported during the prior year. Crude oil prices averaged $48.43 per barrel for the year compared with $36.85 per barrel reported during 2004, an increase of 31 percent.
Revenues for the year totaled $621.5 million, compared to $650.4 million in 2004. This decline reflects the decrease in natural gas production, as partially offset by the slight increase in average realized gas price. Included in the company’s 2005 revenues are:
•	$244.6 million of net realized losses associated with the settlement of hedge contracts (excluding $20.6 million in losses associated with hedge related production shortfalls that will be deferred until the first quarter 2006); and
•	$19.9 million of unrealized losses associated with ineffective hedge contracts that have yet to be settled.
Lease operating, transportation and severance tax expenses for 2005 totaled $0.85 per thousand cubic feet of natural gas equivalent (Mcfe) versus the $0.65 per Mcfe reported during 2004. Depreciation, depletion and amortization and asset retirement accretion expenses for the year were $2.63 per Mcfe compared to $2.18 per Mcfe in 2004. Net general and administrative expenses were $0.34 per Mcfe in 2005 compared to $0.27 per Mcfe in 2004.
The company’s 2005 capital program totaled a record $743.3 million, including $197.7 million used for acquisitions. Exploration accounted for $112.6 million, development for $366.9 million, leasehold and acquisition costs were $66.1 million, and the company had asset sales of $1.9 million.
2005 Snapshot:
•	The company closed the year with record proved reserves, up 9 percent over 2004 to 861 Bcfe. Onshore reserves increased 23 percent to 616 Bcfe.

•	The company drilled a record 336 wells at an overall success rate of 89 percent.

•	Onshore the company drilled a record 321 wells at a success rate of 89 percent, and production for the region averaged 188 MMcfe/d compared with 186 MMcfe/d in 2004.

•	Offshore the company drilled 15 wells, of which 80 percent were successful. Of these, the company was three-for-four on deep-shelf exploration for a success rate of 75 percent.

•	The company enhanced its South Texas operations, acquiring assets for $159 million, which totaled an estimated 62 Bcfe at year-end 2005. The increase in activity will take the region’s rig count up from six to seven for most of 2006. The company’s drilling inventory exceeds three years in South Texas.
•	The company also completed several tactical acquisitions in East Texas for $39 million, which had estimated total proved reserves of 38 Bcfe at year-end 2005. In March 2005, prior to the initial acquisition, the region was producing 2 MMcfe/d. As a result of the acquisitions and the company’s subsequent development efforts, production grew to 8 MMcfe/d by year-end 2005. Houston Exploration has a drilling inventory of more than three years on these assets.

•	In the Rockies, the company finalized two joint-venture agreements with private operators in Utah, and in so doing, increased its rig count in the area from one to three and has plans to add a fourth rig by yearend. In Colorado, the company saw its first production from wells drilled in the DJ Basin, which are currently producing 3.1 MMcfe/d, net, with approximately 60 wells placed online. The company’s Rocky Mountain drilling program currently exceeds three years.

•	The company’s gas production was 83 percent hedged in 2005, which did not allow it to take advantage of the higher prices that occurred during the last half of the year. This resulted in a hedge loss of $265 million for 2005, $116 million of which occurred during the fourth quarter 2005.

•	The company announced its intent to explore the sale of its Gulf of Mexico assets and concentrate on its onshore operations. At year-end 2005 the Gulf of Mexico region accounted for 245 Bcfe, or 28 percent of the company’s total proved reserves.

•	In conjunction with the possible sale of the company’s Gulf of Mexico assets, the company’s board of directors approved a $200 million stock buy-back program, subject to market and other conditions.
Fourth Quarter 2005 Summary:
During the fourth quarter 2005 the company reported net income of $19.8 million, or $0.68 per diluted share. This compares with $34.8 million, or $1.21 per diluted share in the fourth quarter 2004. Cash from operations before changes in operating assets and liabilities (a non-GAAP measure) totaled $71.9 million for the fourth quarter 2005 versus $121.4 million during the similar 2004 period.
Fourth quarter 2005 production totaled 26.3 Bcfe, or 285 MMcfe/d, down from fourth quarter 2004’s rate of 30.3 Bcfe or 329 MMcfe/d. Quarter-over-quarter, 2005’s fourth quarter received the brunt of the impact from the hurricane shut-ins and delays, which accounted for the majority of the decline.
Houston Exploration realized an average natural gas sales price for the fourth quarter 2005 of $10.39 per Mcf, compared to $6.37 per Mcf for the fourth quarter 2004. After accounting for all hedging activities, the company’s fourth quarter 2005 average realized price for natural gas sales was $5.69 per Mcf compared with $5.24 per Mcf for the fourth quarter 2004. Fourth quarter 2005 crude oil prices averaged $54.02 per barrel versus $42.05 for the comparable quarter in 2004.
Revenues for the fourth quarter totaled $154.6 million, compared to $163.0 million in 2004, as production declines more than offset improvements in average realized prices. The company’s fourth quarter 2005 revenues include:
•	$143.9 million of net realized losses associated with the settlement of hedge contracts (excluding $20.6 million in losses associated with hedge related production shortfalls that will be deferred until the first quarter 2006); and

•	$27.4 million of unrealized gains associated with ineffective hedge contracts that have yet to be settled.
Lease operating, transportation and severance tax expenses for the fourth quarter 2005 totaled $0.96 per Mcfe versus the $0.69 per Mcfe reported during the fourth quarter 2004. Depreciation, depletion and amortization and asset retirement accretion expenses for the fourth quarter 2005 were $3.10 per Mcfe compared to $2.35 per Mcfe in the fourth quarter 2004. Fourth quarter 2005 net general and administrative expenses were $0.41 per Mcfe versus the $0.38 per Mcfe reported for 2004’s fourth quarter.
Houston Exploration has prepared the following information to assist with understanding the company’s estimated financial results and near-term performance based on current expectations. Certain factors affecting these forward-looking statements are listed below in this press release.
Guidance
The company’s current guidance figures assume full Gulf of Mexico operations for the first quarter 2006.

First Quarter 2006 Costs ($/Mcfe)	Estimate
- Lease operating expense	$0.57 +/-
- Severance tax	$0.16 +/-
- General and administrative, net	$0.26 +/-
- Transportation	$0.10 +/-
- Depreciation, depletion and amortization and asset retirement accretion	$3.09 +/-
- Interest, net	$0.26 +/-
In light of the ongoing Gulf of Mexico sale process, the company does not intend to update or reaffirm its previously announced full-year 2006 guidance at this time.
The company will hold a conference call on Wednesday, March 1, at 9:30 a.m. Central Time to further review the year’s financial and operational results and the recent Gulf of Mexico sale. To access the call, dial (800) 230-1059 prior to the start and provide the confirmation code 815926. A replay of the call will be available for one week beginning at approximately 1:00 p.m. Central Time on March 1. Dial (800) 475-6701 and provide the confirmation code 815926 for this service.
In addition, the call will be broadcast live over the Internet and can be accessed by following the webcast links at www.houstonexploration.com.
The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Gulf of Mexico, the Arkoma Basin, East Texas, and in the Rocky Mountains. For more information, visit the company’s web site at http://www.houstonexploration.com.
Forward-looking statements:
This news release and oral statements regarding the subjects of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this press release are forward-looking statements and reflect the company’s current expectations and are based on current available information and numerous assumptions. Important factors that could cause actual results to materially differ from the company’s current expectations include, among others, the business outlook, the strategy for our Gulf of Mexico assets, the ability to implement, negotiate and consummate the divestiture of the company’s offshore assets and effect qualified like-kind exchange transactions to maximize tax efficiencies, the impact of onshore asset concentration, the market and other factors for stock repurchases, the impact of any stock repurchases, the risks associated with the consummation and successful integration of acquisitions, the uncertain timetable of third-party hurricane repairs to pipelines and facilities, the extent of damage and delayed recovery from hurricanes, the availability of needed equipment and personnel to restore production, additional hurricane or operational issues, price volatility, the risk of future writedowns, the impact of hedging activities, the accuracy of estimates of reserves and production rates, production and spending requirements, the inability to meet substantial capital requirements, the constraints imposed by the company’s outstanding indebtedness, the relatively short production life of the company’s reserves, reserve replacement risks, drilling risks and results, the competitive nature of the industry, the risks associated with recent acquisitions and any future acquisitions, the integration of acquired assets and other risks and factors inherent in the exploration for and production of natural gas and crude oil discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2004. The company assumes no responsibility to update any of the information referenced in this news release.
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Contact:	The Houston Exploration Company Melissa R. Aurelio 713-830-6887 maurelio@houstonexp.com

The Houston Exploration Company

	Three Months Ended December 31,		Twelve Months Ended December 31,
Unaudited Income Statement Data:	2005	2004	2005	2004
	(in thousands, except per share data)		(in thousands, except per share data)
Revenues
Natural gas revenues	$257,516	$179,191	$816,182	$669,294
Oil revenues	13,236	15,137	68,631	49,938
Hedge gain (loss)	(116,492)	(31,925)	(264,542)	(70,145)
Other	333	618	1,272	1,352

Total revenues	154,593	163,021	621,543	650,439

Operating expenses
Lease operating	15,533	16,419	67,796	55,925
Severance tax	6,492	1,629	18,121	11,933
Transportation	3,124	2,908	11,883	11,819
Asset retirement accretion	1,314	1,326	5,278	4,902
Depreciation, depletion and amortization	80,102	70,066	295,351	265,148
General and administrative, net	10,826	11,371	38,378	32,899

Total operating expenses	117,391	103,719	436,807	382,626

Income from operations	37,202	59,302	184,736	267,813
Other (income) and expense	(144)	798	142	(1,058)
Interest expense	8,358	5,042	25,301	17,813
Capitalized interest	(1,994)	(2,180)	(8,766)	(8,358)

Interest expense, net	6,364	2,862	16,535	9,455
Income before taxes	30,982	55,642	168,059	259,416
Provision for income tax
Current	(7,191)	9,941	5,335	46,092
Deferred	18,353	10,915	57,555	50,500

	11,162	20,856	62,890	96,592
Net income	$19,820	$34,786	$105,169	$162,824

Earnings per share
Basic	$0.69	$1.23	$3.66	$5.50

Diluted	$0.68	$1.21	$3.62	$5.44

Weighted average shares	28,901	28,269	28,707	29,616
Weighted average shares – fully diluted	29,179	28,746	29,037	29,932

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2005	2004	2005	2004
Operating Data:

Production
Natural gas (MMcf)		24,795	28,120	105,809	115,855
Oil (MBbls)		245	360	1,417	1,355

Total (MMcfe)		26,265	30,280	114,311	123,985
Average daily production (MMcfe/d)		285	329	313	339

Average sales price
Natural gas unhedged ($/Mcf)		$10.39	$6.37	$7.71	$5.78
Natural gas realized ($/Mcf)	(1)	5.69	5.24	5.21	5.17
Oil realized ($/Bbl)		54.02	42.05	48.43	36.85

(1)	Realized natural gas price includes both the effects of hedge contracts settled for cash during the period and unrealized gains or losses recognized as a result of hedge accounting under SFAS 133.

The Houston Exploration Company, continued

		December 31,	December 31,
Unaudited Balance Sheet Data:		2005	2004
		(in thousands)
Working capital (deficit)	(2)	$(214,525)	$(31,884)
Property, plant and equipment, net		2,018,340	1,548,256
Total assets		2,361,624	1,722,577
Long-term debt and notes		597,000	355,000
Total stockholders’ equity		693,138	782,920

(2)	Working capital deficit caused by negative fair value of derivative instruments.
Unaudited Non-GAAP Financial Measures:

Cash from operations represents net cash provided by operating activities before changes in operating assets and liabilities. Cash from operations is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Cash from operations is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and to service debt. Cash from operations is not a measure of financial performance under GAAP and should not be considered an alternative to net income. The table below reconciles cash from operations to net cash provided by operating activities as disclosed on the company’s statement of cash flows. Further, the “Shareholder/Financial” section of the company’s web site includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

	Three Months Ended December 31,		Twelve Months Ended December 31,
Reconciliation of Non-GAAP Measures:	2005	2004	2005	2004
	(in thousands)		(in thousands)
Cash from operations before changes in operating assets and liabilities	$71,874	$121,443	$469,590	$500,540
Plus changes in operating assets and liabilities	4,654	14,746	(9,081)	26,601

Net cash provided by operating activities	$76,528	$136,189	$460,509	$527,141

The Houston Exploration Company, continued
2005 Reserve Reconciliation:

	Offshore	Onshore	Total
Natural Gas (Bcf)
12/31/04 Balance	250.383	498.731	749.114
Production	(37.800)	(68.009)	(105.809)
Additions	26.518	108.818	135.336
Sales	—	(1.066)	(1.066)
Purchases	—	81.704	81.704
Revisions	(42.613)	(23.592)	(66.205)

12/31/05 Balance	196.488	596.586	793.074

Oil & NGLs (MMbbls)
12/31/04 Balance	6.849	.486	7.335
Production	(1.315)	(.102)	(1.417)
Additions	1.274	.121	1.395
Sales	—	(.119)	(.119)
Purchases	—	3.000	3.000
Revisions	1.210	(.113)	1.097

12/31/05 Balance	8.018	3.273	11.291

Natural Gas Equivalent (Bcfe)
12/31/04 Balance	291.477	501.647	793.124
Production	(45.690)	(68.621)	(114.311)
Additions	34.162	109.544	143.706
Sales	—	(1.780)	(1.780)
Purchases	—	99.704	99.704
Revisions	(35.353)	(24.270)	(59.623)

12/31/05 Balance	244.596	616.224	860.820

Reserve Statistics
Reserve Growth	-16%	23%	9%
Reserves, Percent Gas	80%	97%	92%
Production, Percent Gas	83%	99%	93%
2005 Reserve-to-Production Ratio (Non-GAAP Measure):
Reserve-to-production is defined as year-end 2005 total proved reserves divided by year-to-date production volume.

	Offshore	Onshore	Total
Reserves (Bcfe)	244.596	616.224	860.820
Production (Bcfe)	45.690	68.621	114.311
Life (Years)	5.4	9.0	7.5
2005 Reserve Replacement Ratio (Non-GAAP Measure):
Reserve replacement ratio is defined as year-to-date production divided by total additions, net of revisions.

	Offshore	Onshore	Total
Additions (Bcfe)	34.162	109.544	143.706
Purchases (Bcfe)	—	99.704	99.704
Revisions (Bcfe)	(35.353)	(24.270)	(59.623)

Net Additions (Bcfe)	(1.191)	184.978	183.787
Production (Bcfe)	45.690	68.621	114.311
Replacement Ratio	(3% )	270%	161%

Note: All reserves are fully engineered by third-party consultants.